                                                                    Exhibit 10.8

                              AMENDMENT AGREEMENT

     This Amendment Agreement (the "Amendement") is made and entered into as of February 29, 1984, by and between United States Steel Corporation, a Delaware corporation ("USS") and Associated Materials Incorporated, a Delaware corporation ("AMI").

                                    RECITALS

     A. USS and AMI have entered into an Agreement of Sale as of January 30, 1984 (the "Agreement"), for the sale and assignment by USS and the purchase and assumption by AMI of substantially all of the properties and assets and certain of the liabilities of USS arising out of or in connection with Alside and the Operations.

     B. USS and AMI wish to amend said Agreement in the following respects.

     Therefore, in consideration of the premises and covenants herein, and subject to the terms and conditions hereof, the parties hereto agree as follows:

                                   AGREEMENT

          1. Definitions. The definitions of "Alside Liabilities", "Net Worth" and "Operation Liabilities" contained in Paragraph 36 of the Agreement are hereby amended as set forth in Attachment A hereto. When used herein, terms defined in the Agreement shall have the meaning ascribed to them therein, unless otherwise indicated herein or the context otherwise requires.

          2. Closing Date; Calculation of Net Worth. Pursuant to Paragraph 5 of the Agreement, the parties agree the Closing will take place on February 29, 1984; that the Net Worth shall be calculated as of the close of business on January 31, 1984 (the "Effective Date"); that the results of operations of Alside, the Operations and the Subsidiaries for the period from and including February 1, 1984 to but not including the Closing Date (the "Interim Period") shall be for the account of AMI as provided in Paragraph 3.B. below; and that all reference to any anniversary of the Closing Date in the Agreement shall mean the last day of February in the respective year.

          3. Additional Payments.

     A. Paragraph 4.A. of the Agreement is hereby amended to provide that in addition to the Purchase Price (as therein defined), AMI shall, on the Closing Date, pay to USS in immediately available funds an amount equal to the sum of
(1) an amount accruing on the amount payable under Paragraph 4.A.(1) of the Agreement at the rate of 10% per annum based on a year of 366 days for the period from an including February 21, 1984 to, but not including, the Closing Date, (the "Interest Period"); plus (b) an amount accruing on the sum of $5,000,000 at the Designated Rate based on a year of 366 days for the Interest Period; plus (c) an amount accruing on the sum of $15,000,000 at the rate of 13% per annum based on a year of 360 days for the Interest Period.

     B. Pursuant to Paragaraph 5 of the Agreement, the parties agree that they shall treat the economic consequences of the sale and assignment of the Assets and the assumption of the Liabilities contemplated by the Agreement as if the Closing were consummated as of the Effective Date and to implement such agreement agree that AMI shall pay to USS, or USS pay to AMI, as the case may be and as hereinafter provided, the amount by which (i) the total cash receipts of Alside and the Operations, attributable to the operation of Alside and the Operations (other than to assets not to be sold and assigned as contemplated in the Agreement, as amended) and liabilities incurred by USS on behalf of Alside and the Operations during the Interim Period, plus (b) all employment and related benefit costs, including, but not limited to those contemplated in Paragraph 18 of the Agreement, whether or not the subject of a cash disbursement, incurred by USS on behalf of Alside and the Operations and attributable to the Interim Period , all determined on a consolidated basis and in accordance with the system and principles of accounting employed by Alside, Inc. or USS, as the case may be in the preparation of the Alside 1983 Statements and the Operation 1983 Statements, applied on a consistent basis (the "Interim Results"). The Interim Results (for the period from and including February 1, 1984, to and including February 24, 1984) will be reasonably estimated by USS in good faith and the amount thereof, if (i) is less than (ii), shall be paid to USS by AMI in immediately available funds on the Closing Date or, if (i) is greater than (ii), shall be paid to AMI by USS in immediately available funds on the Closing Date by setting off the amount thereof against the payment to be made by AMI pursuant to Paragraph 4.A(1) of the Agreement, with an additional payment on March 10, 1984, based on USS's good faith reasonable estimate for the period from and including February 25, 1984, to but not including February 29, 1984. At such time as USS delivers to AMI the statement of Net Worth pursuant to Paragraph 15.G. of the Agreement, USS shall also deliver a statement of the Interim Results, which statement shall be conclusive and binding on the parties, unless objected to by AMI, within 60 days after delivery thereof, in which case, if the parties hereto, acting in good faith, are unable to resolve their disputes about such Interim Results, such disputes shall be finally settled by arbitration which shall be held in Dallas, Texas, or any other location mutually agreed upon by the parties with the accounting firm of Ernst & Whinney. The final determination of the Interim Results shall be made by Ernst & Whinney and shall not be less than the smaller of, nor exceed the larger of, the amounts proposed by AMI and USS. AMI and USS shall each have the opportunity to present its views on any disputed matter to Ernst & Whinney. Each party shall bear its own expenses and each party shall also pay that portion of Ernst & Whinney's fees and expenses equal to the total of such fee and expenses multipled by a fraction, the denominator of which shall be the difference between Interim Results as proposed by USS and Interim Results as proposed by AMI and the numerator of which shall be the difference between Interim Results as determined by Ernst & Whinney and Interim Results as proposed by such party.

          4. Pension Status. Paragraph 18.B. of the Agreement is hereby amended as set forth in Attachment B hereto.

          5. Proration. Paragraph 35 of the Agreement is hereby amended to change all references therein to the Closing Date to the Effective Date. The parties agree General Taxes shall be prorated as of the Effective Date as provided in Paragraph 35, and notwithstanding anything in Paragarph 35 to the contrary, the party legally obligated to pay each such General Tax shall be paid by the other party the other party's respective portion thereof in funds available no later than 5 days before such General Tax is due; provided, however, that AMI shall provide to USS no later than March 10, 1984 a surety bond or other security acceptable to USS securing its obligation under Paragraph 35, as hereby amended, to pay any such General Taxes.

          6. Indemnification. Paragraph 13.A. of the Agreement is hereby amended to renumber to (v) the clause currently enumerated (iv) and to include as clause
(iv) the following:

               (iv) any claim made against the USS Indemnitee, arising out of the operation of the business of Alside and the Operations subsequent to January 31, 1984, including but not limited to, a claim for any Taxes."

          7. No Defaults. Subparagraph 6.L(ii) of the Agreement is hereby amended as set forth in Attachment C hereto.

          8. ERISA Representation and Warranty. Subparagraph 7.I of the Agreement is hereby amended to read as follows:

               "I. ERISA. AMI has no reason to believe that the funds used to acquire the Assets are out of "Separate Accounts" as defined on ERISA if the result would be a prohibited transaction."

          9. Technology. Subparagraph 17.C of the Agreement is hereby amended as set forth in Attachment D hereto.

          10. USS Marks. Subparagraph 17.E of the Agreement is hereby amended as set forth in Attachment E hereto.

          11. Schedules. Schedules C, F, H, J, K, L, Q, and S are hereby replaced by respective Schedules C, F, H, J, K, L, Q, and S attached hereto.

          EXECUTED on the date first set forth herein.

                                             UNITED STATES STEEL CORPORATION


                                             By /s/ Warren R. Renner
                                                Warren R. Renner
                                                Senior Vice President
                                                Corporate Strategic Planning


                                             ASSOCIATED MATERIALS INCORPORATED


                                             By /s/ William W. Winspear
                                                William W. Winspear
                                                President